Exhibit 99.1

Nevro Reports Fourth Quarter and Full Year 2014 Financial Results

Menlo Park, Calif., March 18, 2015 - Nevro Corp. (NYSE:NVRO), a medical device company that has developed and commercialized an innovative, evidence-based neuromodulation platform for the treatment of chronic pain, today reported financial results for the three months and full year ended December 31, 2014.

Recent Accomplishments & Highlights:

•	In November 2014, completed initial public offering, receiving net proceeds of approximately $131 million

•	Revenue of $9.7 million in the fourth quarter of 2014, an increase of 57% over the same period of the prior year

•	In January 2015, received an approvable letter from the U.S. Food & Drug Administration (FDA) in response to the company’s pre-market approval (PMA) application for the Senza Spinal Cord Stimulator (SCS) System

“The Nevro team delivered an impressive fourth quarter to round out a productive 2014,” said Michael DeMane, Chairman and CEO of Nevro. “I am very pleased with the continued adoption of HF10 therapy in international markets, bringing relief to more patients suffering from debilitating chronic pain. Moreover, the company has made tangible progress to advance the PMA approval process in the United States with the recent receipt of an approvable letter from the FDA pursuant to its PMA application for the Senza SCS system.”

Fourth Quarter Financial Results

Revenue for the three months ended December 31, 2014 increased 57% to $9.7 million, from $6.2 million during the same period of the prior year. This increase was primarily attributable to continued adoption of the Senza system in the markets where it is available.

Gross profit for the fourth quarter of 2014 was $6.7 million, or 69% gross margin, up from $3.6 million, or 59% gross margin, in the same period of the prior year. The increase in gross profit was primarily due to higher revenue coupled with decreased cost of revenue as a percentage of sales.

Operating expenses for the fourth quarter of 2014 were $13.8 million, an increase of 36% compared to $10.2 million for the same period of the prior year. The increase in operating expenses was driven primarily by increased headcount and related personnel costs, as well as expenses incurred in preparation for becoming and operating as a publicly-traded company.

Loss from operations for the fourth quarter of 2014 was $7.1 million, compared to $6.5 million for the same period of the prior year.

Full Year Financial Results

Revenue for the year ended December 31, 2014 increased 39% to $32.6 million, from $23.5 million during the prior year. This increase was primarily attributable to continued adoption of the Senza system in the markets where it is available.

Gross profit for the year was $21.3 million, or 65% gross margin, up from $14.0 million, or 60% gross margin, from the prior year. The increase in gross profit was primarily due to higher revenue coupled with decreased cost of revenue as a percentage of sales.

Operating expenses for 2014 were $49.6 million, an increase of 27% compared to $39.2 million for the prior year. The increase in operating expenses was driven primarily by increased headcount and related personnel costs, as well as expenses incurred in preparation for becoming and operating as a publicly-traded company, partially offset by decreased clinical trial expenses year over year.

Loss from operations for 2014 was $28.3 million, compared to $25.2 million for the prior year.

Cash, cash equivalents, and short-term investments were $176.8 million as of December 31, 2014.

Guidance for Full Year 2015

The company estimates international revenue for the full year 2015 to be in a range of $36-38 million, which would represent an 11 to 17 percent increase versus 2014.

Webcast and Conference Call Information

Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Individuals interested in listening to the conference call may dial (877) 201-0168 for domestic callers, or (647) 788-4901 for international callers (Conference ID: 70460099), or access the webcast on the “Investors” section of the Company’s web site at: www.nevro.com. The webcast will be available on the Company’s web site for two weeks following the completion of the call.

About Nevro

Headquartered in Menlo Park, California, Nevro is a medical device company focused on providing innovative products that improve the quality of life of patients suffering from debilitating chronic pain. Nevro has developed and commercialized the Senza® spinal cord stimulation (SCS) system, an evidence-based neuromodulation platform for the treatment of chronic pain. The Senza system is the only SCS system that delivers Nevro’s proprietary HF10™ therapy. In the United States, the Senza system is limited by federal law to investigational use only. Senza, HF10, Nevro and the Nevro logo are trademarks of Nevro.

Forward-Looking Statements

In addition to the historical information, this press release contains forward-looking statements with respect to our business, capital resources, strategic initiatives and growth reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including regarding our beliefs about accelerating adoption of Senza in international markets; the timing, if any, of FDA marketing approval of Senza in the U.S., and our expectations for international revenue for the full year 2015. These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; the timing of FDA marketing approval of Senza in the U.S. and our U.S. commercial launch of Senza, if any; our ability to manufacture our products to meet demand; the level and availability of third party payor reimbursement for our products; our ability to effectively manage our anticipated growth; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These factors, together with those that are described in greater detail in our Annual Report on Form 10-K that we expect to file on March 18, 2015, as well as any reports that we may file with the SEC in the future, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Our results for the full year and quarter ended December 31, 2014 are not necessarily indicative of our operating results for any future periods.

Investor Relations Contact:

Westwicke Partners

Lynn Pieper

(415) 202-5678

Lynn.pieper@westwicke.com

Nevro Corp.

Consolidated Statements of Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(unaudited)
Revenue	$9,715	$6,196	$32,573	$23,500
Cost of revenue	3,020	2,552	11,278	9,473

Gross profit	6,695	3,644	21,295	14,027
Operating expenses:
Research and development	4,743	4,638	19,824	20,345
Sales, general and administrative	9,058	5,541	29,777	18,833

Total operating expenses	13,801	10,179	49,601	39,178

Loss from operations	(7,106)	(6,535)	(28,306)	(25,151)
Other income (expense):
Interest income (expense), net	(109)	41	(16)	153
Other income (expense), net	(991)	(163)	(1,880)	(654)

Loss before income taxes	(8,206)	(6,657)	(30,202)	(25,652)
Provision for income taxes	104	83	478	362

Net loss	(8,310)	(6,740)	(30,680)	(26,014)
Accretion of convertible preferred stock to redemption value	(16)	(41)	(147)	(153)

Net loss attributable to common stockholders	(8,326)	(6,781)	(30,827)	(26,167)
Changes in foreign currency translation adjustment	(110)	—	(147)	—
Changes in gains (losses) on short-term investments	205	(13)	196	23

Net change in other comprehensive income (loss)	95	(13)	49	23

Comprehensive loss	$(8,231)	$(6,794)	$(30,778)	$(26,144)

Net loss per share attributable to common stockholders, basic and diluted	$(0.59)	$(7.27)	$(6.94)	$(29.84)

Weighted average shares used to compute net loss per share, basic and diluted	14,229,775	933,008	4,440,663	876,932

Nevro Corp.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,	December 31,
	2014	2013
Assets
Current assets
Cash and cash equivalents	$25,287	$12,409
Short-term investments	151,521	44,123
Accounts receivable, net	6,610	6,605
Inventories, net	14,856	10,123
Prepaid expenses and other current assets	2,851	1,514

Total current assets	201,125	74,774
Property and equipment, net	647	117
Other assets	424	220
Restricted cash	300	300

Total assets	$202,496	$75,411

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$4,460	$3,177
Accrued liabilities and other	6,338	4,727

Total current liabilities	10,798	7,904
Notes payable	19,511	—
Other long-term liabilities	117	62

Total liabilities	30,426	7,966
Convertible preferred stock	—	153,235
Stockholders’ equity (deficit)
Common stock, $0.001 par value – 290,000,000 and 472,000,000 shares authorized, 24,865,491 and 1,120,416 shares issued and outstanding at December 31, 2014 and 2013, respectively	25	1
Additional paid-in capital	293,945	5,331
Accumulated other comprehensive income	77	28
Accumulated deficit	(121,977)	(91,150)

Total stockholders’ equity (deficit)	172,070	(85,790)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$202,496	$75,411